Pacific State Bancorp                                     1899 West March Lane
                                                          Stockton, CA  95207
                                                          209/870-3214 Telephone
                                                          209/870-3255 Fax

Press Release
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                      For Immediate Release: July 11, 2005


                PACIFIC STATE BANCORP APPROVED FOR NASDAQ LISTING


Stockton, CA (July 11, 2005) - Pacific State Bancorp, (parent of Pacific State Bank, its only operating subsidiary) announced its common stock will begin trading on the NASDAQ National Market on Tuesday July 12, 2005. Pacific State Bancorp currently trades on the Over the Counter Bulletin Board under the symbol PSBC.OB and will retain that symbol, PSBC, on NASDAQ. NASDAQ is the largest U.S. electronic stock market.

Steven A. Rosso, President and CEO stated, "Pacific State Bancorp has been working towards this date for some time. The entire PSBC family is very excited by this announcement; fostered by the leadership of Dr. Harold Hand, Chairman of the Board of Directors, who steadfastly has pushed for the completion of this strategic goal. PSBC has successfully maintained a strong and profitable financial institution serving the communities in and around San Joaquin, Stanislaus, Calaveras and Tuolumne Counties. Management believes that PSBC listing on the NASDAQ National Market makes sense for our company and our shareholders at this time in our history. The listing of our common stock on NASDAQ National Market should bring increased liquidity and trading efficiencies to our shareholders, as well as greater visibility among the institutional investors".

Mr. Rosso expressed thanks to brokers and the market makers who have played an important role in facilitating transactions over the years on the OTC.BB market and who intend to continue transacting the stock after the move to NASDAQ. Those Market Makers include Joey Warmenhoven, SVP, Wedbush Morgan Securities, 800-569-2139; David Bonacorso, Broker, Hoefer & Arnett, 800-346-5544; Troy

Norlander, Managing Director, Community Bank Group, Seidler Companies, 800-288-2811; Rob Thompson, VP Investments AG Edwards 800-531-5554, Michael S. Hedrei, VP Banking Dept., Howe Barnes 800-800-4693 and Stephen L. Eddy, First Security Van Casper in San Francisco, 800-652-1747.

Pacific State Bancorp is a financial holding company that conducts its business through its wholly-owned subsidiary Pacific State Bank, both of which are headquartered in Stockton, California. The Bank has over $270 million in assets, $18.8 million in shareholder's equity with 3,481,512 shares outstanding and a Market Capitalization of over $51,000,000.. The Bank serves its customers through 7 branch offices in 4 counties, and 1 Loan Production Office in Castro Valley, California.


SAFE HARBOR: Except for historical information contained herein, the statements contained in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those set forth in or implied by forward-looking statements. These risks are described from time to time in Pacific State Bancorp's Securities and Exchange Commission filings, including its Annual Reports on Form 10-K and quarterly reports on Form 10-Q. While the Company intends to trade on NASDAQ, there are no assurances of the effect, if any, that listing with NASDAQ may have upon trading in the Company's shares. Pacific State Bancorp disclaims any intent or obligation to update these forward-looking statements.